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                                                                  Exhibit (d)(4)

                          IXIS CASH MANAGEMENT TRUST -
                               MONEY MARKET SERIES
                  Amendment No. 1 to the Sub-Advisory Agreement
                      (Reich & Tang Asset Management, LLC)

                                  July 1, 2005

        Pursuant to Section 11 of the Sub-Advisory Agreement (the "Agreement") dated October 1, 2001 among IXIS Advisor Cash Management Trust (formerly, CDC Nvest Cash Management Trust), with respect to its IXIS Cash Management Trust - Money Market Series (formerly, CDC Nvest Cash Management Trust - Money Market Series) (the "Series"), IXIS Asset Management Advisors, L.P. (formerly, CDC IXIS Asset Management Advisers, L.P.) (the "Manager") and Reich & Tang Asset Management, LLC (the "Sub-Adviser"), the Agreement is hereby amended by deleting
Section 7 in its entirety and replacing it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.15% of the first $250 million of the average daily net assets of the Series, 0.14% of the next $250 million of the average daily net assets of the Series, 0.13% of the next $500 million of the average daily net assets of the Series and 0.10% of such assets in excess of $1 billion (or such lesser amount as the Sub-Adviser may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

IXIS ASSET MANAGEMENT ADVISORS, L.P.
By: IXIS Asset Management Distribution Corporation, its general partner

By: /s/ JOHN T. HAILER
    -----------------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer

REICH & TANG ASSET MANAGEMENT, LLC

By: /s/ RICHARD DE SANCTIS
    -----------------------------------------
Name:  Richard De Sanctis
Title: Executive Vice President and
       Chief Financial Officer

IXIS ADVISOR CASH MANAGEMENT TRUST
On behalf of its IXIS Cash Management Trust - Money Market Series

By: /s/ JOHN T. HAILER
    -----------------------------------------
Name:  John T. Hailer
Title: President